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                                                         Exhibit 99.5
                                                         FOR IMMEDIATE RELEASE

                                                         July 10, 2000

Contact: Michael B. Moneymaker
Senior Vice President and Chief Financial Officer
Office:  540-946-3531
Fax:     540-946-3595
moneymakerm@cfw.com


           CFW Communications Company Announces Private Debt Offering

     Waynesboro, Va. - CFW Communications Company announced today that it intends to make a private offering of $375 million of Senior Notes due 2010 (the "Notes") to qualified institutional buyers and non-U.S. persons. Proceeds from the offering will be used to partially fund CFW's acquisition of the digital wireless licenses and assets of PrimeCo PCS, L.P. in the Richmond and Norfolk, Virginia markets and to fund an escrow account to cover the first four interest payments on the Notes. This offering is expected to close by the end of July 2000.

     The Notes to be offered have not been registered under the United States Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

     This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Notes referenced above in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

     CFW Communications Company (NASDAQ: CFWC), doing business as CFW Intelos and Intelos, is an Integrated Communications Provider (ICP) with headquarters in Waynesboro, Virginia. CFW provides a broad range of products and services to customers in Virginia, West Virginia, Kentucky and Tennessee including digital PCS, dial-up Internet access, high-speed data transmission, DSL (high-speed Internet access), and local telephone service to businesses and long distance telephone services to business and residential customers. Detailed information about CFW Communications and Intelos is available at www.cfw.com.


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